EXHIBIT 10.1

Annual Incentive Payment Criteria

For Executive Officers

Annual incentives for executive officers, including the CEO, are paid through the Company Annual Incentive Pool, which is funded based on an assessment of performance relative to key financial and strategic objectives. The starting point for the current year’s pool is the final pool from the prior year. This amount is then adjusted throughout the year for changes in headcount and in business financial performance.

Financial performance is measured relative to the Company’s annual financial targets for earnings per share (EPS) on an adjusted operating income (AOI) basis, pre-tax AOI, and operating return on average equity (ROE) on an AOI basis for the Financial Services Businesses. Adjustments may be made to published data on these metrics to more accurately reflect the operating performance of the Company’s businesses and to take into account financial market performance relative to the assumptions used in establishing the targets. Performance relative to these targets provides an initial pool amount before considering strategic factors and judgment.

The strategic factors are in the following categories:

1.	External, e.g., total shareholder return relative to a peer group of companies and the S&P 500 Index, comparative ratings, competitive pay positioning.

2.	Qualitative, e.g., net flows (and 1st year premiums) vs. history, persistency, new product activity and employees measures such as the employee opinion survey results.

3.	Impacts on earnings, e.g., M&A and divestiture activity, credit losses, achievement of capital and risk targets and expense management.

Allocation of incentive bonuses among executives is discretionary with consideration given to the change in the size of the pool, performance of the business(es) managed by the executive, individual performance and contributions, and value of the position in the marketplace.

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“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses. EPS and ROE, referred to above, are determined on the basis of after-tax adjusted operating income.